EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated May 12, 2009, with respect to the statements of condition including the related portfolios of Cohen & Steers REIT Income Portfolio 2009-2, Diversified Healthcare Portfolio, Series 47, Energy Portfolio, Series 30, Financial Institutions Portfolio, Series 42, and Utility Income Portfolio, Series 27 (included in Van Kampen Unit Trusts, Series 869) as of May 12, 2009, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-158007) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                              GRANT THORNTON LLP


New York, New York
May 12, 2009